Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-236503-01

October 27, 2021

American Airlines, Inc.

$202,065,000 Pass Through Certificates, Series 2021-1B

Pricing Term Sheet, dated October 27, 2021 to the preliminary prospectus supplement dated October 27, 2021 (as supplemented, the “Preliminary Prospectus Supplement”) of American Airlines, Inc. (“American”).

The information herein supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Pass Through Certificates, Series 2021-1B (“Class B Certificates”)

Amount:	$202,065,000

Price to Public:	100%

CUSIP:	02376L AA3

ISIN:	US02376LAA35

Coupon/Stated Interest Rate:	3.95%

Make-Whole Spread Over Treasuries:	0.45%

Available Amount under the Liquidity Facilities at January 11, 2023[1]:	$11,433,596

Initial “Maximum Commitment” under the Liquidity Facilities:	$13,369,126

Underwriters’ Purchase Commitments:
Deutsche Bank Securities Inc.	$42,938,813
Citigroup Global Markets, Inc.	$34,856,213
Goldman Sachs & Co. LLC	$34,856,213
BofA Securities, Inc.	$9,092,925
Barclays Capital Inc	$9,092,925
Credit Suisse Securities (USA) LLC	$9,092,925
ICBC Standard Bank Plc	$9,092,925
J.P. Morgan Securities LLC	$9,092,925
Morgan Stanley & Co. LLC	$9,092,925
SMBC Nikko Securities America, Inc.	$9,092,925
BNP Paribas Securities Corp.	$4,546,463
Credit Agricole Securities (USA) Inc.	$4,546,463
HSBC Securities (USA) Inc.	$4,546,463
MUFG Securities Americas Inc.	$4,546,462
Standard Chartered Bank	$4,546,462
U.S. Bancorp Investments, Inc.	$2,020,649
BOK Financial Securities, Inc.	$1,010,324

Underwriting Commission:	$2,020,650

Percentage Concession to Underwriters:	0.50%

Discount to Brokers/Dealers:	0.25%

Settlement:	November 8, 2021 (T+8), the eighth business day after the date hereof

The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Deutsche Bank Securities Inc., toll-free at 1 (800) 503-4611, Citigroup Global Markets, Inc., toll-free at 1 (800) 945-0258 or Goldman Sachs & Co. LLC, toll-free at 1 (201) 793-5170.

[1]

The first Regular Distribution Date that occurs after the currently scheduled delivery month of the last New Aircraft to be delivered to American, assuming that all Aircraft have been financed in accordance with the terms and conditions of the Note Purchase Agreement prior to such Regular Distribution Date and that all interest and principal due on or prior to such Regular Distribution Date have been paid.